Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REALPAGE, INC.
     The undersigned, Stephen T. Winn, hereby certifies that:
     ONE: He is the duly elected and acting Chief Executive Officer of RealPage, Inc.
     TWO: The name of the corporation is RealPage, Inc. and the corporation was originally incorporated on December 30, 2003 pursuant to the Delaware General Corporation Law (the “DGCL”) under the name RealPage, Inc.
     THREE: This Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.
     FOUR: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of the corporation is RealPage, Inc. (the “Corporation”).
ARTICLE II
     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
     The total number of shares of stock which the Corporation shall have authority to issue is (i) 135,000,000 shares of common stock, each having a par value of one tenth of one cent ($0.001) and (ii) 60,000,000 shares of preferred stock, each having a par value of one tenth of one cent ($0.001), with such rights, powers and privileges as designated below.
     1. Designation. A total of 31,612,500 shares of the Corporation’s preferred stock shall be designated as a series known as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Stock”), a total of 20,200,000 shares of the Corporation’s preferred stock shall be designated as a series known as Series A1 Convertible Preferred Stock, par value $0.001 per share (the “Series A1 Stock”), a total of 3,250,000 shares of the Corporation’s preferred stock shall be designated as a series known as Series B Convertible

Preferred Stock, par value $0.001 per share (the “Series B Stock”), and a total of 3,075,000 shares of the Corporation’s preferred stock shall be designated as a series known as Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Stock” and collectively with the Series A Stock, the Series A1 Stock and the Series B Stock the “Preferred Stock”).
     2. Dividends.
          (a) Dividend Accrual and Payment.
               (i) The holders of shares of Series A Stock, Series A1 Stock and Series B Stock (collectively, the “Prior Preferred Stock”) shall be entitled to receive, if, as and when declared by the Board (as defined below) out of funds legally available for the payment therefor, cumulative cash dividends at the rate of 8% per annum (the “Dividend Rate”) of the Original Issue Price (as defined below) of such shares of Prior Preferred Stock; provided, however, that the Corporation may not declare and pay Dividends (as defined below) under this Section IV.2(a)(i) unless the Corporation also declares and pays Dividends to the holders of the Series C Stock pursuant to Section IV.2(a)(ii). Dividends which have accrued and accumulated pursuant to this Section IV.2(a)(i) shall compound quarterly at the rate of 8% per annum as of each Dividend Payment Date (as defined below). Dividends shall accrue daily in respect of each share of Prior Preferred Stock then outstanding, subject to the limitations contained in Section IV.5(e)(ii) with respect to the Series A1 Stock, and to the extent declared shall be payable in cash quarterly in equal installments commencing on the first day immediately following the end of the Corporation’s fiscal quarter in which such dividends are declared, or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday (each such date, whether or not a dividend is declared, a “Dividend Payment Date”). If any shares of Prior Preferred Stock are issued on a date which does not coincide with the Dividend Payment Date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date (as defined below) of such shares of Prior Preferred Stock through the last day of the Corporation’s fiscal quarter in which such shares are issued. If the date fixed for redemption of or payment of a final liquidating distribution on any shares of Prior Preferred Stock, or the date on which any shares of Prior Preferred Stock are converted into common stock, does not coincide with the Dividend Payment Date, then subject to the provisions hereof relating to such redemption, payment or conversion, the final dividend accrual period applicable to such shares shall be the period from the first day of the Corporation’s fiscal quarter during which such redemption, payment or conversion occurs through the redemption, payment or conversion date. Any payment of dividends pursuant to this Section IV.2(a)(i), upon a declaration of the Board, will be paid ratably to the holders of the outstanding Series A Stock, the holders of the outstanding Series A1 Stock and the holders of the outstanding Series B Stock. Dividends pursuant to this Section IV.2(a)(i) not paid in cash on the Dividend Payment Date on which such Dividends are due may not be paid in cash until (i) a Liquidation as part of the Liquidation Preference pursuant to Section IV.3, (ii) a Redemption pursuant to Section IV.5 hereof or (iii) a Qualified IPO (subject to the conversion rights set forth in Section IV.4).
               (ii) The holders of shares of Series C Stock shall be entitled to receive, if, as and when declared by the Board out of funds legally available for the payment therefor, (1) during the period commencing on the Original Issue Date (as defined below) of the

Series C Stock and ending on the 18-month anniversary thereof, cumulative cash dividends at the rate of 8% per annum of the Original Issue Price of such shares of Series C Stock and (2) following the 18-month anniversary of the Original Issue Date of the Series C Stock, noncumulative dividends; provided, however, that the Corporation may not pay Dividends under this Section IV.2(a)(ii) unless the Corporation also declares and pays Dividends to the holders of the Prior Preferred Stock pursuant to Section IV.2(a)(i). Dividends which have accrued and accumulated pursuant to clause (1) of this Section IV.2(a)(ii) shall compound quarterly at the rate of 8% per annum as of each Dividend Payment Date following the Original Issue Date of the Series C Stock. Dividends shall accrue daily in respect of each share of Series C Stock then outstanding, subject to the 18-month limitation contained in clause (1) of this Section IV.2(a)(ii), and shall not be payable in cash until the earliest to occur of (i) a Liquidation as part of the Liquidation Preference pursuant to Section IV.3, (ii) a Redemption pursuant to Section IV.5 hereof or (iii) a Qualified IPO.
               (iii) Dividends which have accrued (if any) and accumulated (and which have been compounded as applicable) pursuant to this Section IV.2(a) are hereinafter referred to as the “Dividends”. A declaration of payment of dividends pursuant to this Section IV.2(a) with respect to any quarter shall require approval of each member of the Board designated by the holders of the outstanding Series A1 Stock and approval of a majority of the members of the Board designated by the holders of the outstanding Series A Stock; provided, however, that a majority of the Board may declare the payment of a quarterly cash dividend (a “Permitted Dividend”) to the holders of shares of Series A Stock, Series A1 Stock, Series B Stock and Series C Stock equal to .75% of the Original Issue Price of such shares of Series A Stock, Series A1 Stock, Series B and Series C Stock so long as Adjusted EBITDA for such quarter, net of any such dividend payment, shall equal $1,000,000 or more.
               (iv) Notwithstanding anything to the contrary in this Section IV.2(a), the Board (including each member of the Board designated by the holders of the outstanding Series A1 Stock and a majority of the members of the Board designated by the holders of the outstanding Series A Stock) may, at any time prior to January 1, 2011, declare and pay, in full satisfaction thereof and out of surplus legally available therefor, up to all Dividends accrued and unpaid through and including December 31, 2010 on the Preferred Stock as follows: (1) Dividends accrued and unpaid on each share of Prior Preferred Stock may be declared and paid (A) by issuance of promissory notes or payment of cash (or any combination thereof) in an aggregate amount equal to 37.5% of the amount of the Dividends accrued and unpaid on such share of Prior Preferred Stock and (B) by issuance of that number of shares of common stock per share of Prior Preferred Stock equal to (x) 62.5% of the amount of the Dividends accrued and unpaid on such share of Prior Preferred Stock divided by (y) the Conversion Price applicable to such share of Prior Preferred Stock; and (2) Dividends accrued and unpaid on each share of Series C Stock may be declared and paid by the issuance of promissory notes or payment of cash (or any combination thereof) in an aggregate amount equal to the amount of the Dividends accrued and unpaid on such share of Series C Stock; provided, however, notwithstanding anything to the contrary set forth in this Section IV.2(a)(iv), in lieu of any fractional shares to which a holder of Prior Preferred Stock would otherwise be entitled as a result of the declaration and payment of Dividends pursuant to clause (1) above, the Corporation shall pay to such holder, with respect to any such fractional share, cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board.
     “Adjusted EBITDA” shall mean net income before interest expense, taxes, depreciation and amortization, determined on a consolidated basis in accordance with GAAP, plus any increase for such quarter in deferred revenues from accepted customer contracts reflected on the Corporation’s balance sheet.
     “Original Issue Date” shall mean, (i) with respect to shares of Series A Stock, the issuance date of such shares of Series A Stock, (ii) with respect to shares of Series A1 Stock, the issuance date of such shares of Series Al Stock, (iii) with respect to shares of Series B Stock, the issuance date of such shares of Series B Stock and (iv) with respect to shares of Series C Stock, the issuance date of such shares of Series C Stock.
          (b) Dividend Limitation on Common Stock. For so long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any common stock or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for the purchase, redemption or other retirement of, any common stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any common stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in common stock). Notwithstanding the foregoing, this Section IV.2(b) shall not restrict the Corporation from taking any action permitted by Section IV.2(a) or by clauses (A) or (B) of Sections IV.7(b)(ii), IV.7(d)(ii), IV.7(f)(ii) or IV.7(h)(ii).
          (c) Dividends on Fractional Shares. Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all Dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section IV.2(a) hereof, and all such Dividends with respect to such outstanding fractional shares shall be payable in the same manner and at such times as provided for in Section IV.2(a) hereof with respect to Dividends on each outstanding share of Preferred Stock.
          (d) Participating Dividends. Subject to the other provisions of this certificate (including, without limitation, clause (b) above), in the event that the Corporation declares or pays any dividends upon the common stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of common stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the common stock the dividends that would have been declared and paid with respect to the common stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of common stock entitled to such dividends are to be determined.

     3. Liquidation.
          (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), (i) the holders of the shares of Series A Stock, the holders of the shares of Series B Stock and the holders of the shares of Series C Stock shall be entitled, before any distribution or payment is made upon any Series A1 Stock or common stock, to be paid an amount equal to (1) in the case of shares of Series A Stock, the sum of (A) $1.00 per share of Series A Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A Stock) (the “Series A Issue Price”) and (B) all accrued and unpaid Dividends, and any other declared but unpaid dividends, on the Series A Stock to such date (the “Series A Preference Amount”), (2) in the case of shares of Series B Stock, the sum of (A) $2.00 per share of Series B Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series B Stock) (the “Series B Issue Price”) and (B) all accrued and unpaid Dividends, and any other declared but unpaid dividends, on the Series B Stock to such date (the “Series B Preference Amount”) and (3) in the case of shares of Series C Stock, the sum of (1) $4.50 per share of Series C Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series C Stock) (the “Series C Issue Price”) and (2) all accrued and unpaid Dividends, and any other declared but unpaid dividends, on the Series C Stock to such date (the “Series C Preference Amount”), and if the assets available for distribution are insufficient to pay the holders of the shares of Series A Stock the Series A Preference Amount, the holders of the shares of Series B Stock the Series B Preference Amount and the holders of the Shares of Series C Stock the Series C Preference Amount, then all assets of the Corporation shall be distributed pro rata according to the amounts due to each holder of shares Series A Stock, Series B Stock and Series C Stock, respectively, and (ii) the holders of the shares of Series A1 Stock shall be entitled, after payment in full of the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount and before any distribution or payment is made upon any common stock, to be paid an amount equal to (1) $1.00 per share of Series A1 Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A1 Stock) (the “Series A1 Issue Price”) and (2) all accrued and unpaid Dividends, and any other declared but unpaid dividends, on the Series A1 Stock to such date (the “Series A1 Preference Amount”), and if the assets available for distribution are insufficient to pay the holders of the shares of Series A1 Stock the Series A1 Preference Amount, then all assets of the Corporation available after the payment in full of the Series A Preference Amount, the Series B Preference Amount and the Series C Preference Amount shall be distributed pro rata according to the amounts due to each holder of Series A1 Stock.
     “Original Issue Price” shall mean, (i) with respect to shares of Series A Stock, the Series A Issue Price, (ii) with respect to shares of Series A1 Stock, the Series A1 Issue Price, (iii) with respect to shares of Series B Stock, the Series B Issue Price, and (iv) with respect to shares of Series C Stock, the Series C Issue Price.
     “Liquidation Preference” shall mean, (i) with respect to shares of Series A Stock, the Series A Preference Amount, (ii) with respect to shares of Series A1 Stock, the Series A1

Preference Amount, (iii) with respect to shares of Series B Stock, the Series B Preference Amount, and (iv) with respect to shares of Series C Stock, the Series C Preference Amount.
          (b) Remaining Assets. Upon Liquidation, after the holders of shares of Preferred Stock shall have been paid in full the applicable Liquidation Preference with respect to such shares of Preferred Stock, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of common stock then outstanding and the holders of shares of Series A Stock, Series A1 Stock and Series B Stock, on an as converted basis, until the holders of such shares of Series A Stock, Series A1 Stock and Series B Stock shall have each received (including the Liquidation Preference with respect to such shares of Preferred Stock) an aggregate of three (3) times the (i) Series A Issue Price per share of such Series A Stock, (ii) Series A1 Issue Price per share of Series A1 Stock and (iii) Series B Issue Price per share of Series B Stock (the “Participation Payment”). After the holders of such shares of Series A Stock, Series A1 Stock and Series B Stock have received the Participation Payment with respect to such shares of Series A Stock, Series A1 Stock and Series B Stock, the holders of such Series A Stock, Series A1 Stock and Series B Stock shall not have any further right as shareholders of Series A Stock, Series A1 Stock and Series B Stock to participate in any distribution of the remaining assets of the Corporation legally available for distribution, which shall be distributed ratably solely to the holders of the Corporation’s common stock. Notwithstanding the foregoing and clause (a) above, with respect to any distribution to any holder of shares of Preferred Stock pursuant to this Section IV.3, each holder of shares of Preferred Stock shall receive the amount such holder would receive if all of such holder’s outstanding shares of Preferred Stock were converted into shares of common stock in accordance with Section IV.4 below immediately prior to the event giving rise to the distribution under this Section IV.3 (the “As-Converted Amount”) instead of receiving the distribution contemplated to be made with respect to the shares of Preferred Stock in clause (a) above and this clause (b), if such holder’s As-Converted Amount in connection with such distribution would exceed the amount such holder would receive pursuant to clause (a) above and this clause (b) (without giving effect to this proviso) in connection with such distribution.
          (c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Preferred Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each such outstanding share of Preferred Stock. The Participation Payment with respect to each outstanding fractional share of Series A Stock, Series A1 Stock and Series B Stock shall be equal to a ratably proportionate amount of the Participation Payment with respect to each such outstanding share of Series A Stock, Series A1 Stock and Series B Stock.
          (d) Mergers, Reorganizations, Etc. (i) The merger or consolidation of the Corporation into or with another corporation or other similar transaction or series of related transactions in which the Corporation’s stockholders of record (or their affiliates) as constituted immediately prior to such transaction or series of related transactions will not, immediately after such transaction or series of related transactions, beneficially own (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) at least a majority of the voting power of the surviving or acquiring entity, or (ii) the sale of all or substantially all the assets of the

Corporation (each of the foregoing being referred to herein as a “Sale of the Corporation”), will be deemed, at the written request of the holders of a majority of the then outstanding shares of the Series A Stock, a Liquidation for purposes of this Section IV.3.
     4. Conversion. The rights of the holders of shares of the Preferred Stock to convert such shares into shares of common stock of the Corporation (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:
          (a) Conversion.
               (i) Voluntary Conversion.
          (A) Each share of Preferred Stock and, subject to Section IV.4(c), all unpaid Dividends accrued thereon shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date of such share of Preferred Stock, at the office of the Corporation or its transfer agent, into that number of the fully paid and nonassessable shares of common stock determined in accordance with the provisions of Section IV.4(b) below. In order to convert shares of Preferred Stock and, subject to Section IV.4(c), any unpaid Dividends accrued thereon into shares of common stock, the holder thereof shall surrender the certificate or certificates for such shares of Preferred Stock (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates), duly endorsed, at the office of the Corporation or its transfer agent, together with written notice to the Corporation stating that it elects to convert the same and (if applicable) that it elects to convert, subject to Section IV.4(c), unpaid Dividends accrued thereon into shares of common stock, and setting forth the name or names it wishes the certificate or certificates for common stock to be issued, and the number of shares of Preferred Stock and (if applicable) the unpaid Dividends accrued thereon being converted. Notwithstanding any other provisions hereof, if a conversion of shares of Preferred Stock or accrued but unpaid Dividends is to be made in connection with any transaction affecting the Corporation, including, but not limited to, a Qualified IPO or a Sale of the Corporation, the conversion of any shares of Preferred Stock or accrued but unpaid Dividends, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective unless such transaction has been consummated.
          (B) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates) evidencing shares of Preferred Stock for conversion at the office of the Corporation or its transfer agent, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of common stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock at such date and shall, with respect to such shares, have only those rights of a holder of common stock of the Corporation.
               (ii) Mandatory Conversion.
          (A) Series A Stock. Upon (i) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Series A Stock, consenting or voting (as the case may be) separately as a class, or (ii) immediately prior to the closing of a Qualified IPO (each a “Series A Mandatory Conversion Event”), each share of Series A Stock and, subject to Section IV.4(c), all unpaid Dividends accrued thereon, shall be automatically converted by the Corporation into that number of the fully paid and nonassessable shares of common stock determined in accordance with the provisions of Section IV.4(b) below, without any further action on the part of the holders of the Series A Stock. The Corporation will give written notice of a Series A Mandatory Conversion Event to the holders of Series A Stock providing instructions for the surrender of the certificate or certificates (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates) therefor, and for the election of each such holder to convert any unpaid Dividends accrued on such shares. The mandatory conversion described herein will be deemed to occur on the date of the Series A Mandatory Conversion Event.
          (B) Series A1 Stock. Upon (i) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Series A1 Stock, consenting or voting (as the case may be) separately as a class, or (ii) a Series A Mandatory Conversion Event (each a “Series A1 Mandatory Conversion Event”), each share of Series A1 Stock and, subject to Section IV.4(c), all unpaid Dividends accrued thereon, shall be automatically converted by the Corporation into that number of the fully paid and nonassessable shares of common stock determined in accordance with the provisions of Section IV.4(b) below, without any further action on the part of the holders of the Series A1 Stock. The Corporation will give written notice of a Series A1 Mandatory Conversion Event to the holders of Series A1 Stock providing instructions for the surrender of the certificate or certificates (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates) therefor, and for the election of each such holder to convert any unpaid Dividends accrued on such shares. The mandatory conversion described herein will be deemed to occur on the date of the Series A1 Mandatory Conversion Event.
          (C) Series B Stock. Upon (i) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of

Series B Stock, consenting or voting (as the case may be) separately as a class, or (ii) a Series A Mandatory Conversion Event (each a “Series B Mandatory Conversion Event”), each share of Series B Stock and, subject to Section IV.4(c), all unpaid Dividends accrued thereon, shall be automatically converted by the Corporation into that number of the fully paid and nonassessable shares of common stock determined in accordance with the provisions of Section IV.4(b) below, without any further action on the part of the holders of the Series B Stock. The Corporation will give written notice of a Series B Mandatory Conversion Event to the holders of Series B Stock providing instructions for the surrender of the certificate or certificates (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates) therefor, and for the election of each such holder to convert any unpaid Dividends accrued on such shares. The mandatory conversion described herein will be deemed to occur on the date of the Series B Mandatory Conversion Event.
          (D) Series C Stock. Upon (i) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Series C Stock, consenting or voting (as the case may be) separately as a class, or (ii) a Series A Mandatory Conversion Event (each a “Series C Mandatory Conversion Event”), each share of Series C Stock shall be automatically converted by the Corporation into that number of the fully paid and nonassessable shares of common stock determined in accordance with the provisions of Section IV.4(b) below, without any further action on the part of the holders of the Series C Stock. The Corporation will give written notice of a Series C Mandatory Conversion Event to the holders of Series C Stock providing instructions for the surrender of the certificate or certificates (or in the case of lost certificates, customary affidavits and agreements regarding such lost certificates) therefor. The mandatory conversion described herein will be deemed to occur on the date of the Series C Mandatory Conversion Event.
          (E) Qualified IPO. A “Qualified IPO” is an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of the shares of common stock (i) at an offering price per share of not less than three (3) times the Series A Issue Price (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, conversion price adjustments and similar changes hereafter effected), (ii) with gross proceeds to the Corporation and any selling shareholders of at least $30,000,000 (thirty million U.S. dollars), before deducting any applicable underwriting discounts, commissions and expenses and (iii) underwritten on a firm commitment basis by an investment banking firm of national standing.
          (b) Conversion of the Preferred Stock.
               (i) Each share of Preferred Stock shall be convertible at any time after the Original Issue Date of such share of Preferred Stock into the number of fully paid and nonassessable shares of common stock equal to the quotient of (x) the Original Issue Price of such share of Preferred Stock being converted divided by (y) the then applicable Conversion Price (as defined below) of such share of Preferred Stock.
               (ii) No fractional shares of common stock shall be issued upon conversion of shares of Preferred Stock. All shares of common stock (including fractions thereof) issuable upon conversion of more than one share of any series of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the greater of (i) the Liquidation Preference with respect to a share of such series of Preferred Stock, or (ii) the fair market value of a share of such series of Preferred Stock as determined in good faith by the Board, on the date of conversion.
          (c) Treatment of Accrued and Unpaid Dividends Upon Conversion. An amount equal to up to 62.5% of the accrued and unpaid Dividends on each share of Series A Stock, Series A1 Stock and Series B Stock may be converted, at the holder’s election, into common stock at the then applicable Conversion Price at the time such share is converted to common stock. In the event of any voluntary or mandatory conversion of a share of Preferred Stock under this Section IV.4, all accrued and unpaid Dividends with respect to such share which are not converted into common stock in accordance with the prior sentence shall be paid by the Corporation in cash out of funds legally available for the payment therefor upon the completion of a Liquidation or a Qualified IPO. Accrued but unpaid Dividends on shares of Series C Stock may not be converted into common stock.
          (d) Conversion Price. The “Conversion Price” shall initially be (i) $1.00 with respect to each share of Series A Stock, (ii) $1.00 with respect to each share of Series A1 Stock, (iii) $2.00 with respect to each share of Series B Stock and (iv) $4.50 with respect to each share of Series C Stock, subject to adjustment from time to time as provided herein.
          (e) Adjustment for Stock Splits and Combinations. If outstanding shares of the common stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in common stock or other securities of the Corporation convertible into or exchangeable for common stock (in which latter event the number of shares of common stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the common stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend for each of the Series A Stock, the Series A1 Stock, the Series B Stock and the Series C Stock shall be proportionately reduced, and conversely, if outstanding shares of the common stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination for each of the Series A Stock, the Series A1 Stock, the Series B Stock and the Series C Stock shall be proportionately increased. Any adjustment to the Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock under this Section IV.4(e) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

          (f) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of (i) any capital reorganization, (ii) any reclassification of the common stock (other than a change in par value) or (iii) the consolidation or merger of the Corporation with or into another Person (other than (x) as provided for elsewhere in this Section IV.4 or (y) a Sale of the Corporation) (each of the foregoing being referred to herein as a “Reorganization”), each holder of shares of Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of shares of Preferred Stock the kind and number of shares of common stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger, to which a holder of the number of shares of common stock of the Corporation which such shares of Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of shares of Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price of such shares of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of such shares of Preferred Stock. The provisions of this Section IV.4(f) shall similarly apply to successive Reorganizations.
          (g) Sale of Additional Securities.
               (i) If at any time or from time to time the Corporation shall issue or sell Additional Securities (as hereinafter defined), or is deemed by the express provisions of this subsection (g) to issue or sell Additional Securities, other than as a subdivision or combination of shares of common stock as provided in Section IV.4(e) above, for no consideration or for a consideration per share (including any consideration payable to the Corporation upon any conversion, exchange or exercise into common stock) less than the then existing Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock, then the existing Conversion Price of each such series of Preferred Stock, as applicable, shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (A) an amount equal to the sum of (1) the number of shares of common stock outstanding immediately prior to such issuance or sale (assuming conversion of all then outstanding shares of Preferred Stock into shares of common stock), plus (2) the amount determined by dividing (y) the aggregate consideration, if any, received or to be received by the Corporation upon such issuance or sale, by (z) the Conversion Price of such series of Preferred Stock, by (B) an amount equal to the sum of (1) the number of shares of common stock outstanding immediately prior to such issuance or sale (assuming conversion of all then outstanding shares of Preferred Stock into shares of common stock), plus (2) the total number of Additional Securities so issued, and multiplying the existing Conversion Price that is to be so adjusted for each such series of Preferred Stock by such fraction. Notwithstanding anything to the contrary contained herein, if the holders of the outstanding shares of Series A Stock waive the application of the provisions of this Section IV.4(g) with respect to adjustments to the Conversion Price of the Series A Stock and with respect to any adjustments to the Conversion Price of the Series B Stock and Series C Stock that may also be applicable under this Section

IV.4(g), such waiver shall be binding upon all holders of Series B Stock and Series C Stock; provided, however, that such waiver with respect to the Conversion Price of the Series B Stock and Series C Stock shall only be effective if and to the extent it is waived entirely for, or results in a comparable adjustment to, the Conversion Prices of each of the Series A Stock, the Series B Stock and the Series C Stock.
               “Additional Securities” shall mean all shares of common stock issued or deemed to be issued or issuable by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of common stock issued upon the conversion of the Preferred Stock, (ii) shares of common stock issued in connection with any stock split or stock dividend, (iii) shares of common stock issued or issuable upon exercise (in accordance with the terms thereof) of the Warrants (as defined below), (iv) shares of common stock issuable upon the exercise of stock options or other awards made or denominated in shares of common stock under any of the Corporation’s stock plans for employees, consultants or directors including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board and, if required by applicable law approved by the stockholders of the Corporation, (v) shares of common stock issuable upon the exercise of those certain stock options issued to Alfred R. Berkeley on January 9, 2004 and March 11, 2005, Max D. Hopper on October 9, 2002, January 9, 2004 and March 11, 2005 and Jim Malernee on January 9, 2004 and March 11, 2005, (vi) shares of common stock issuable upon the exercise of stock options or restricted shares for the purchase of shares of common stock issued from time to time to directors of the Corporation as approved by the Board of Directors of the Corporation and, to the extent applicable, by the holders of the Series A Stock and Series A1 Stock pursuant to Section IV.7, (vii) shares of common stock issuable upon the exercise of warrants for the purchase of up to an aggregate of 600,000 shares of common stock issued from time to time to significant customers of the Corporation, and (viii) 5% of the outstanding common stock or common stock equivalents of the Corporation (on a fully diluted basis) issued pursuant to a strategic partnership, joint venture, and similar arrangements, the acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents), research and development agreement, product development or marketing agreement or similar arrangement, in any such case as approved by the Board.
               “Warrants” shall mean (i) the warrants to purchase shares of common stock issued on December 30, 2003 in connection with that certain Agreement and Plan of Merger and Recapitalization, by and between the Corporation and RealPage, Inc., a Texas corporation, (ii) the warrant to purchase 450,000 shares of common stock issued to RE-Opt, LLC on March 12, 2004, (iii) the warrant to purchase 50,000 shares of common stock issued to Comerica Bank on May 28, 2004, (iv) the warrant to purchase 25,000 shares of common stock issued to Comerica Bank on March 18, 2005 and (v) the warrant to purchase 150,000 shares of common stock issued to RE3, Inc. on July 26, 2007.
               (ii) For the purpose of making any adjustment in the Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock or the number of shares of common stock issuable upon conversion of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock, as provided above, the following provisions shall be applicable:
          (A) In case of the issuance of common stock for consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, plus the value of any property other than cash received by the Corporation as determined in accordance with clause (B) below.
          (B) In case of the issuance of common stock for consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash and the common stock to be issued (on a fully diluted basis) shall be deemed to be the fair market value thereof, in each instance as determined in good faith by the Board, regardless of the value used for tax or accounting purposes.
          (C) In case of the issuance of (x) options, warrants, or other rights to acquire or to purchase or to subscribe for common stock (whether or not at the time exercisable), (y) securities convertible into or exchangeable for common stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): (1) the aggregate maximum number of shares of common stock deliverable upon exercise of such options, warrants, or other rights to acquire or to purchase, or to subscribe for common stock (whether or not at the time exercisable) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the shares of common stock covered thereby; (2) the aggregate maximum number of shares of common stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or to subscribe for, such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (determined in the manner provided in clauses (A) and (B) above); (3) upon an increase in the number of shares of common stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or to subscribe for, common stock or such convertible or exchangeable securities and subsequent conversion or exchange thereof, the Conversion Price then in effect for such series of Preferred Stock shall thereupon be readjusted to the Conversion Price as would have been in effect for such series of Preferred Stock had the increase been made upon the granting or issuance of such warrants, rights or options or convertible or exchangeable securities (whether or not at the time so convertible or exchangeable); and (4) on the expiration of any warrant, right or option or on the termination of any right to convert or exchange any convertible or exchangeable securities (whether or not at the time so convertible or exchangeable), the Conversion Price then in effect for such series of Preferred Stock shall thereupon be readjusted to the Conversion Price as would have been in effect for such series of Preferred Stock had the adjustment made upon the granting or issuance of such warrants, rights or options or convertible or exchangeable securities (whether or not at the time so convertible or exchangeable) been made upon the basis of the issuance or sale of only the number of shares of common stock actually issued upon the exercise of such options, warrants or rights or upon the conversion or exchange of such convertible or exchangeable securities. No readjustment pursuant to clause (3) above shall have the effect of increasing the Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock to an amount which exceeds the lower of (x) the Conversion Price of such series of Preferred Stock on the original adjustment date or (y) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Securities between the original adjustment date and such readjustment date.
          (h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock, or the number of shares of common stock or other securities issuable upon conversion of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock, the Corporation, at its expense, shall cause the chief financial officer of the Corporation to compute such adjustment or readjustment in accordance with this Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of such series of Preferred Stock at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Securities issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for such series of Preferred Stock, and (iii) the number of Additional Securities and the type and amount, if any, of other property which at the time would be received upon conversion of such series of Preferred Stock.
          (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose. All common stock issued upon conversion of any Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.
          (j) Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of common stock or other securities or property upon conversion of shares of Preferred Stock; provided that, the Corporation shall not pay any taxes or other governmental charge imposed in connection with any transfer involved in the issue and delivery of shares of common stock or other securities in a name other than that of which the shares of Preferred Stock so converted were registered.
          (k) No Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its reasonable best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of shares of Preferred Stock against dilution or other impairment.
          (l) Minimum Adjustment. No adjustment of the Conversion Price of the Series A Stock, the Series A1 Stock, the Series B Stock or the Series C Stock shall be made if the amount of any such adjustment would be an amount less than 1% of the Conversion Price of such series of Preferred Stock then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of 1% or more.
          (m) Certain Adjustments. The Conversion Prices of the Series A Stock, the Series A1 Stock, the Series B Stock and the Series C Stock shall not be adjusted upward except in the event of a combination of the outstanding shares of common stock into a smaller number of shares of common stock or in the event of a readjustment of the Conversion Price of such series of Preferred Stock pursuant to Section IV.4(g)(ii)(C).
     5. Redemption.
          (a) Series A Stock, Series B Stock and Series C Stock Redemption. If the Corporation has not completed a Liquidation or a Qualified IPO on or prior to December 31, 2011, the holders of a majority of the shares of Series A Stock shall have the right, from time to time, to require the Corporation to redeem (a “Series A Redemption”) all or any portion of the outstanding shares of Series A Stock at the Series A Redemption Price (as defined below); provided, however, if holders of the shares of Series A Stock shall have required the Corporation to redeem 90% or more of the outstanding shares of Series A Stock, the Corporation may redeem the remaining outstanding shares of Series A Stock upon delivery of written notice to the holders of Series A Stock. The holders of shares of Series A Stock seeking redemption shall send written notice (the “Initial Redemption Notice”) to the Corporation, the other holders of shares of Series A Stock, the holders of shares of Series B Stock and the holders of shares of Series C Stock, at least one hundred and eighty (180) days prior to the intended date of redemption of such Series A Stock (the “Series A Redemption Date”), setting forth the number of shares to be redeemed. Each other holder of shares of Series A Stock may elect to require the Corporation to redeem all or any portion of such holder’s shares of Series A Stock on the Series A Redemption Date at the Series A Redemption Price by delivering a written notice to the Corporation within thirty (30) days of receiving the Initial Redemption Notice. Each holder of shares of Series B Stock may elect to require the Corporation to redeem all or any portion of such holder’s shares of Series B Stock on the Series A Redemption Date at the Series B Redemption Price (as defined below) by delivering a written notice to the Corporation within thirty (30) days of receiving the Initial Redemption Notice (a “Series B Redemption”). Each holder of shares of Series C Stock may elect to require the Corporation to redeem all or any portion of such holder’s shares of Series C Stock on the Series A Redemption Date at the Series C Redemption Price (as defined below) by delivering a written notice to the Corporation within thirty (30) days of receiving the Initial Redemption Notice (a “Series C Redemption”).
     An “Event of Default” shall occur if the Corporation shall default on any two (2) payments of the Redemption Price with respect to the Series A Stock and such default has not been cured within ninety (90) days.
          (b) Series A1 Stock Redemption. If the holders of a majority of the shares of Series A Stock shall have elected for a Series A Redemption, upon (i) the payment of the Series A Base Redemption Price (as defined below) and the Series A Remaining Redemption Price (as defined below) with respect to the Series A Redemption, (ii) in the event of a Series B Redemption, the payment of the Series B Base Redemption Price (as defined below) and the Series B Remaining Redemption Price (as defined below) with respect to the Series B Redemption, and (iii) in the event of a Series C Redemption, the payment of the Series C Base Redemption Price (as defined below) and the Series C Remaining Redemption Price (as defined below) with respect to the Series C Redemption the holders of a majority of the shares of Series A1 Stock shall have the right, from time to time, to require the Corporation to redeem (a “Series A1 Redemption” and collectively with a Series A Redemption, a Series B Redemption and a Series C Redemption, a “Redemption”) all or any portion of the outstanding Series A1 Stock at the Series A1 Redemption Price (as defined below). The holders of Series A1 Stock seeking redemption shall send written notice to the Corporation, at least one hundred and eighty (180) days prior to the intended date of redemption of such Series A1 Stock (the “Series A1 Redemption Date”), setting forth the number of shares to be redeemed.
          (c) Redemption Price. The “Series A Redemption Price” per share of Series A Stock shall equal the greater of (i) the Original Issue Price per share of Series A Stock plus all accrued but unpaid Dividends and Dividends to accrue (but not paid) through the final scheduled date of redemption of such share of Series A Stock (the “Series A Standard Redemption Price”), or (ii) the Fair Market Value per share of Series A Stock (the “Series A FMV Redemption Price”). The “Series A1 Redemption Price” per share of Series A1 Stock shall equal the greater of (i) the Original Issue Price per share of Series A1 Stock plus all accrued but unpaid Dividends and Dividends to accrue (but not paid) through the final scheduled date of redemption of such share of Series A1 Stock, or (ii) the Fair Market Value per share of Series A1 Stock. The “Series B Redemption Price” per share of Series B Stock shall equal the greater of (i) the Original Issue Price per share of Series B Stock plus all accrued but unpaid Dividends and Dividends to accrue (but not paid) through the final scheduled date of redemption of such share of Series B Stock (the “Series B Standard Redemption Price”), or (ii) the Fair Market Value per share of Series B Stock (the “Series B FMV Redemption Price”). The “Series C Redemption Price” per share of Series C Stock shall equal the greater of (i) the Original Issue Price per share of Series C Stock plus all accrued but unpaid Dividends and Dividends to accrue (but not paid) through the final scheduled date of redemption of such share of Series C Stock (the “Series C Standard Redemption Price”), or (ii) the Fair Market Value per share of Series C Stock (the “Series C FMV Redemption Price”). The “Fair Market Value” per share of Series A Stock, Series A1 Stock, Series B Stock or Series C Stock shall be determined by valuing the Corporation on a going concern basis as of the most recent fiscal quarter ended prior to the date that the Initial Redemption Notice is sent to the Corporation, assuming a willing seller and a willing buyer and assessing the fair market value of such series of Preferred Stock, as mutually determined by the Corporation and the holders of at least a majority of all then outstanding shares of Series A Stock, as if there had been a Liquidation pursuant to Section IV.3. If a mutual determination of Fair Market Value cannot be agreed upon by the Corporation and the holders of at least a majority of all then outstanding shares of Series A Stock, the Fair Market Value shall be based upon a valuation of an independent third party duly qualified to perform such valuations chosen by mutual agreement among the Corporation and the holders of a majority of the voting power of all then outstanding shares of Series A Stock. The Fair Market Value of each share of Series A1 Stock, Series B Stock and Series C shall be equal to the Fair Market Value per share of the Series A Stock.
          (d) Payment of the Redemption Price The Series A Redemption Price shall be paid to the holders of shares of Series A Stock in two separate parts: the Series A Base Redemption Price and the Series A Remaining Redemption Price. The “Series A Base Redemption Price” shall equal (1) the Original Issue Price per share of Series A Stock, if the Series A Standard Redemption Price is applicable, or (2)(A) the Series A Standard Redemption Price per share plus (B) 50% of the amount by which the Series A FMV Redemption Price per share exceeds the Series A Standard Redemption Price per share, if the Series A FMV Redemption Price is applicable. The “Series A Remaining Redemption Price” shall equal (1) all accrued but unpaid Dividends (the “Series A Remaining Dividends”), if the Series A Standard Redemption Price is applicable, or (2) 50% of the amount by which the Series A FMV Redemption Price per share exceeds the Series A Standard Redemption Price per share (the “Series A Remaining FMV”), if the Series A FMV Redemption Price is applicable. The Series B Redemption Price shall be paid to the holders of shares of Series B Stock in two separate parts: the Series B Base Redemption Price and the Series B Remaining Redemption Price. The “Series

B Base Redemption Price” shall equal (1) the Original Issue Price per share of Series B Stock, if the Series B Standard Redemption Price is applicable, or (2)(A) the Series B Standard Redemption Price per share plus (B) 50% of the amount by which the Series B FMV Redemption Price per share exceeds the Series B Standard Redemption Price per share, if the Series B FMV Redemption Price is applicable. The “Series B Remaining Redemption Price” shall equal (1) all accrued but unpaid Dividends (the “Series B Remaining Dividends”), if the Series B Standard Redemption Price is applicable, or (2) 50% of the amount by which the Series B FMV Redemption Price per share exceeds the Series B Standard Redemption Price per share (the “Series B Remaining FMV”), if the Series B FMV Redemption Price is applicable. The Series C Redemption Price shall be paid to the holders of shares of Series C Stock in two separate parts: the Series C Base Redemption Price and the Series C Remaining Redemption Price. The “Series C Base Redemption Price” shall equal (1) the Original Issue Price per share of Series C Stock, if the Series C Standard Redemption Price is applicable, or (2)(A) the Series C Standard Redemption Price per share plus (B) 50% of the amount by which the Series C FMV Redemption Price per share exceeds the Series C Standard Redemption Price per share, if the Series C FMV Redemption Price is applicable. The “Series C Remaining Redemption Price” shall equal (1) all accrued but unpaid Dividends (the “Series C Remaining Dividends”), if the Series C Standard Redemption Price is applicable, or (2) 50% of the amount by which the Series C FMV Redemption Price per share exceeds the Series C Standard Redemption Price per share (the “Series C Remaining FMV”), if the Series C FMV Redemption Price is applicable.
               (i) Series A Stock. Commencing on the Series A Redemption Date and every three (3) months thereafter (until the payment in full of the Series A Base Redemption Price), the Corporation shall pay to each holder of Series A Stock one-twelfth (1/12) of the Series A Base Redemption Price with respect to each share of Series A Stock which each holder thereof has elected to have redeemed. Upon the payment of each installment of the Series A Base Redemption Price, the Corporation shall issue to the holders of the Series A Stock who have elected to have the Corporation redeem their Series A Stock, a promissory note in an amount equal to the Series A Remaining Redemption Price attributable to the shares of Series A Stock redeemed with such payment.
               (ii) Series B Stock. Commencing on the Series B Redemption Date and every three (3) months thereafter (until the payment in full of the Series B Base Redemption Price), the Corporation shall pay to each holder of Series B Stock one-twelfth (1/12) of the Series B Base Redemption Price with respect to each share of Series B Stock which each holder thereof has elected to have redeemed. Upon the payment of each installment of the Series B Base Redemption Price, the Corporation shall issue to the holders of the Series B Stock who have elected to have the Corporation redeem their Series B Stock, a promissory note in an amount equal to the Series B Remaining Redemption Price attributable to the shares of Series B Stock redeemed with such payment.
               (iii) Series A1 Stock. Commencing on the Series A1 Redemption Date and every three (3) months thereafter (until the payment in full of the Series A1 Redemption Price), the Corporation shall pay to each holder of Series A1 Stock one fourth

(1/4) of the Series A1 Redemption Price with respect to each share of Series A1 Stock which each holder thereof has elected to have redeemed.
               (iv) Series C Stock. Commencing on the Series C Redemption Date and every three (3) months thereafter (until the payment in full of the Series C Base Redemption Price), the Corporation shall pay to each holder of Series C Stock one-twelfth (1/12) of the Series C Base Redemption Price with respect to each share of Series C Stock which each holder thereof has elected to have redeemed. Upon the payment of each installment of the Series C Base Redemption Price, the Corporation shall issue to the holders of the Series C Stock who have elected to have the Corporation redeem their Series C Stock, a promissory note in an amount equal to the Series C Remaining Redemption Price attributable to the shares of Series C Stock redeemed with such payment.
               (v) Series A Stock Promissory Notes. The promissory notes issuable by the Corporation pursuant to Section IV.5(d)(i) (the “Series A Notes”) shall be due and payable one (1) year after the scheduled final installment payment of the Series A Base Redemption Price. The Series A Notes issued with respect to the Series A Remaining Dividends shall bear interest at the rate of 8% per annum, to be compounded quarterly and the Series A Notes issued with respect to the Series A Remaining FMV shall not bear interest. Any Series A Notes received by the holders of the Series A Stock shall be paid ratably among such holders when due.
               (vi) Series B Stock Promissory Notes. The promissory notes issuable by the Corporation pursuant to Section IV.5(d)(ii) (the “Series B Notes”) shall be due and payable one (1) year after the scheduled final installment payment of the Series B Base Redemption Price. The Series B Notes issued with respect to the Series B Remaining Dividends shall bear interest at the rate of 8% per annum, to be compounded quarterly and the Series B Notes issued with respect to the Series B Remaining FMV shall not bear interest. Any Series B Notes received by the holders of the Series B Stock shall be paid ratably among such holders when due.
               (vii) Series C Stock Promissory Notes. The promissory notes issuable by the Corporation pursuant to Section IV.5(d)(iv) (the “Series C Notes” and collectively with the Series A Notes and the Series B Notes, the “Notes”) shall be due and payable one (1) year after the scheduled final installment payment of the Series C Base Redemption Price. The Series C Notes issued with respect to the Series C Remaining Dividends shall bear interest at the rate of 8% per annum, to be compounded quarterly and the Series C Notes issued with respect to the Series C Remaining FMV shall not bear interest. Any Series C Notes received by the holders of the Series C Stock shall be paid ratably among such holders when due.
          (e) Redemption Procedure.
               (i) Series A Stock, Series B Stock and Series C Stock. If at any time after the Series A Redemption Date the funds of the Corporation legally available for redemption of shares of Series A Stock, shares of Series B Stock and shares of Series C Stock are insufficient to pay any installment of the Series A Base Redemption Price, Series B Base Redemption Price or the Series C Base Redemption Price, then the Corporation will use those funds which are legally available therefor to make payment of the Series A Base Redemption Price, Series B Base Redemption Price and the Series C Base Redemption Price ratably among the holders of such shares to be redeemed based upon the amounts due to such holders. At any time thereafter when additional funds of the Corporation are legally available for the payment of the Series A Base Redemption Price for the Series A Stock elected to be redeemed, the Series B Base Redemption Price for the Series B Stock elected to be redeemed or the Series C Base Redemption Price for the Series C Stock elected to be redeemed, such funds will immediately be used for payment of the Series A Base Redemption Price, the Series B Base Redemption Price and the Series C Base Redemption Price ratably among the holders of such shares to be redeemed based upon the amounts due to such holders. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, Series A1 Stock or common stock unless the Series A Redemption Price per share of all shares of Series A Stock elected to be redeemed, the Series B Redemption Price per share of all shares of Series B Stock elected to be redeemed and the Series C Redemption Price per share of all shares of Series C Stock elected to be redeemed shall have been paid in full. Until the Series A Redemption Price for each share of Series A Stock elected to be redeemed shall have been paid in full, such share of Series A Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that Dividends thereon shall continue to accrue pursuant to Section IV.2(a)(i) and such shares of Series A Stock may be converted in accordance with Section IV.4. Upon the payment in full of the Series A Redemption Price with respect to the shares of Series A Stock elected to be redeemed, all rights of the holders of shares of Series A Stock as holders of Series A Stock shall cease as to those shares of Series A Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Until the Series B Redemption Price for each share of Series B Stock elected to be redeemed shall have been paid in full, such share of Series B Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that Dividends thereon shall continue to accrue pursuant to Section IV.2(a)(i) and such shares of Series B Stock may be converted in accordance with Section IV.4. Upon the payment in full of the Series B Redemption Price with respect to the shares of Series B Stock elected to be redeemed, all rights of the holders of shares of Series B Stock as holders of Series B Stock shall cease as to those shares of Series B Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Until the Series C Redemption Price for each share of Series C Stock elected to be redeemed shall have been paid in full, such share of Series C Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that Dividends thereon shall continue to accrue (if any) pursuant to (and subject to the limitations of) Section IV.2(a)( ii). Upon the payment in full of the Series C Redemption Price with respect to the shares of Series C Stock elected to be redeemed, all rights of the holders of shares of Series C Stock as holders of Series C Stock shall cease as to those shares of Series C Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

               (ii) Series A1 Stock. If at any time after the Series A1 Redemption Date the funds of the Corporation legally available for redemption of shares of Series A1 Stock are insufficient to pay any installment of the Series A1 Redemption Price, then, subject to clause (i) above, the Corporation will use those funds which are legally available therefor to make payment of the Series A1 Redemption Price ratably among the holders of such shares to be redeemed based upon their holdings of Series A1 Stock to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the payment of the Series A1 Redemption Price for the Series A1 Stock elected to be redeemed such funds will immediately be used for payment of such. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of common stock unless the Series A1 Redemption Price per share of all shares of Series A1 Stock elected to be redeemed shall have been paid in full. Until the Series A1 Redemption Price for each share of Series A1 Stock elected to be redeemed shall have been paid in full, such share of Series A1 Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein; provided, however, that Dividends and interest thereon shall cease to accrue on the Series A Redemption Date. Upon the payment in full of the Series A1 Redemption Price with respect to the shares of Series A1 Stock elected to be redeemed, all rights of the holders of shares of Series A1 Stock as holders of Series A1 Stock shall cease as to those shares of Series A1 Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
               (iii) Promissory Notes. If the funds of the Corporation legally available for repayment of the Notes issued to the holders of the Series A Stock, the holders of the Series B Stock and the holders of the Series C Stock are insufficient to repay all such outstanding Notes, then the Corporation will use those funds which are legally available therefor to repay the maximum possible amount ratably among the holders of such Notes based upon the amounts due to such holders under such Notes. From and after the issuance of the Notes to the holders of the Series A Stock, the holders of the Series B Stock and the holders of the Series C Stock and until such Notes are paid in full, no dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Series A1 Stock. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the common stock unless all the Notes shall have been paid in full.
          (f) Prohibited Redemption. The Corporation shall not have the right to redeem any shares of the Preferred Stock, including any fractional share of the Preferred Stock, except as set forth herein and in that certain Amended and Restated Shareholders Agreement, dated on or about the date hereof, by and between the Corporation and certain of its shareholders, as may be amended from time to time.
     6. Voting Rights.
          (a) General. Subject to the other provisions contained herein, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question)

and applicable law, and shall be entitled to vote, together with the holders of common stock, with respect to any question upon which the holders of common stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of common stock shall vote together and not as separate classes.
          (b) Preferred Stock. On all matters put to a vote to the holders of common stock (other than as contemplated in Section IV.6(d)(i) below), each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section IV.4 above at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.
          (c) Board Size. The authorized number of directors of the Board shall be nine (9). The Corporation shall not alter the authorized number of directors in its Certificate of Incorporation, bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of the Series A Stock, consenting or voting (as the case may be) separately as a class.
          (d) Voting.
               (i) Election of Directors. (A) the holders of the Series A Stock, exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of Series A Stock held by such holders, to elect three (3) of the directors of the Corporation and to exercise any right of removal or replacement of such directors, (B) the holders of the Series A1 Stock, exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of Series A1 Stock held by such holders, to elect two (2) of the directors of the Corporation and to exercise any right of removal or replacement of such directors, (C) the holders of the common stock, exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of common stock held by such holders, to elect one (1) of the directors of the Corporation and to exercise any right of removal or replacement of such director, and (D) the holders of the common stock and Preferred Stock, voting together as a class, shall be entitled, by a vote of a majority of the outstanding shares of common stock and Preferred Stock held by such holders (determined on an as converted basis), to elect three (3) of the directors of the Corporation and to exercise any right of removal or replacement of such directors.
               (ii) Event of Default. Notwithstanding anything contained in this Section IV.6(d) to the contrary, upon the occurrence of an Event of Default the holders of a majority of the Series A Stock, exclusively and voting as a single class, shall be entitled to remove three (3) directors elected by the holders of the common stock and Preferred Stock in accordance with Section IV.6(d)(i)(D). At the same time as the removal of such directors the holders of the Series A Stock, exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of Series A Stock held by such holders, to elect three (3) replacement directors of the Corporation, and to exercise any right of removal or replacement of such directors. In the event the holders of the Series A Stock, exclusively and voting as a single class, are entitled to elect members of the Board pursuant to the immediately preceding sentence, the Corporation shall, immediately upon receiving written notice from the holders of the Series A Stock, call a special shareholders’ meeting to be held as soon as possible, but in any event within five (5) days of the date of the notice of such meeting. At such special shareholders’ meeting three (3) directors of the Corporation shall be removed and three (3) directors of the Corporation shall be elected pursuant to this paragraph. When, to its knowledge, any Event of Default has occurred or exists, the Corporation agrees to give written notice within three (3) business days of obtaining such knowledge of such Event of Default to the holders of the Series A Stock. If the holders of the Series A Stock shall give any notice or take any other actions in respect of a claimed Event of Default, the Corporation will forthwith give written notice thereof to all other holders of common stock and Preferred Stock outstanding, describing such notice or action and the nature of the claimed Event of Default.
     7. Protective Provisions.
          (a) For so long as at least 7,903,125 shares of Series A Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, conversion price adjustments and similar changes hereafter effected) remain outstanding, the Corporation will not, whether directly or through any subsidiary, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series A Stock then outstanding, voting separately as a class (except where otherwise required by law), take any action with respect to any of the matters set forth in Sections IV.7(a)(i) through IV.7(a)(viii).
               (i) Liquidation or Sale of the Corporation. Effect any Liquidation or Sale of the Corporation or any merger, consolidation or reorganization of the Corporation (or any similar transaction) or permit any subsidiary to enter into such transaction.
               (ii) Authorized Shares. Authorize or agree to authorize any increase or decrease in the number of shares of Preferred Stock or common stock, except as provided for herein.
               (iii) Create New Stock. Authorize, establish, create or issue any additional series of Preferred Stock or any other new class or series of equity securities or any securities convertible into equity securities of the Corporation, in each case which would have a preference over, or be on a parity with, the Series A Stock with respect to dividends or upon Liquidation.
               (iv) Transactions. Authorize or agree to authorize any acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business, whether with cash (including guaranteed future payments) or securities, issue debt or approve capital expenditures greater that $3,000,000 in aggregate over any twelve (12) month period (excluding capital expenditures approved in the annual budget adopted by the Board and any debt issued pursuant to Section IV.2(a)(iv)).

               (v) Directors. Authorize or agree to authorize any increase or decrease in the number of directors of the Corporation above or below nine (9).
               (vi) Business. Authorize or agree to authorize any substantial alteration of the business of the Corporation from property management software solutions.
               (vii) Amend Charter or Bylaws. Amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series A Stock or the holders thereof.
               (viii) Employee Stock Option Plan. Authorize or agree to authorize any increase in excess of 18,000,000 shares of common stock issuable upon the exercise of stock options or other awards made or denominated in shares of common stock under any of the Corporation’s stock plans (except to the extent additional options (i) are granted by the Board of Directors to directors exercisable for up to an aggregate of 1,270,000 shares of common stock or (ii) are or were granted by the Board in acquisitions).
          (b) For so long as any shares of Series A Stock issued on December 30, 2003 remain outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series A Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections IV.7(b)(i) and IV.7(b)(ii).
               (i) Change the Series A Stock. Materially amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Stock.
               (ii) Payment on Junior Securities. Declare or pay any dividends or other distributions (other than Permitted Dividends and dividends declared and paid pursuant to Section IV.2(a)(iv)) or redeem, purchase or acquire any shares of Series A1 Stock or common stock other than (A) the purchase or redemption of shares of common stock held by former employees of the Corporation, excluding Stephen T. Winn, up to an aggregate of $2,000,000, provided, that such purchase occurs within one hundred and twenty (120) days of the date on which such employee’s employment with the Corporation ceased or (B) as otherwise described herein.
          (c) For so long as at least 5,050,000 shares of Series A1 Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, conversion price adjustments and similar changes hereafter effected) remain outstanding, the Corporation will not, whether directly or through any subsidiary, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series A1 Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections IV.7(c)(i) through IV.7(c)(viii).

               (i) Liquidation or Sale of the Corporation. Effect any Liquidation or Sale of the Corporation or any merger, consolidation or reorganization of the Corporation (or any similar transaction) or permit any subsidiary to enter into such transaction.
               (ii) Authorized Shares. Authorize or agree to authorize any increase or decrease in the number of shares of Preferred Stock or common stock, except as provided for herein.
               (iii) Create New Stock. Authorize, establish, create or issue any additional series of Preferred Stock or any other new class or series of equity securities or any securities convertible into equity securities of the Corporation, in each case which would have a preference over, or be on a parity with, the Series A1 Stock with respect to dividends or upon Liquidation.
               (iv) Transactions. Authorize or agree to authorize any acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business, whether with cash (including guaranteed future payments) or securities, issue debt or approve capital expenditures greater that $3,000,000 in aggregate over any twelve (12) month period (excluding capital expenditures approved in the annual budget adopted by the Board and any debt issued pursuant to Section IV.2(a)(iv)).
               (v) Directors. Authorize or agree to authorize any increase or decrease in the number of directors of the Corporation above or below nine (9).
               (vi) Business. Authorize or agree to authorize any substantial alteration of the business of the Corporation from property management software solutions.
               (vii) Amend Charter or Bylaws. Amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series A1 Stock or the holders thereof.
               (viii) Employee Stock Option Plan. Authorize or agree to authorize any increase in excess of 18,000,000 shares of common stock issuable upon the exercise of stock options or other awards made or denominated in shares of common stock under any of the Corporation’s stock plans (except to the extent additional options (i) are granted by the Board of Directors to directors exercisable for up to an aggregate of 1,270,000 shares of common stock or (ii) are or were granted by the Board in acquisitions).
          (d) For so long as any shares of Series A1 Stock issued on December 30, 2003 remain outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series A1 Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections IV.7(d)(i) and IV.7(d)(ii).

               (i) Change the Series A1 Stock. Materially amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A1 Stock.
               (ii) Payment on Junior Securities. Declare or pay any dividends or other distributions (other than Permitted Dividends and dividends declared and paid pursuant to Section IV.2(a)(iv)) or redeem, purchase or acquire any shares of common stock other than (A) the purchase or redemption of shares of common stock held by former employees of the Corporation, excluding Stephen T. Winn, up to an aggregate of $2,000,000, provided, that such purchase occurs within one hundred and twenty (120) days of the date on which such employee’s employment with the Corporation ceased or (B) as otherwise described herein.
          (e) For so long as at least 812,500 shares of Series B Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, conversion price adjustments and similar changes hereafter effected) remain outstanding, the Corporation will not, whether directly or through any subsidiary, or indirectly, by means of merger, consolidation, reorganization or otherwise, other than a Liquidation or Sale of the Corporation, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series B Stock then outstanding, voting separately as a class, amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series B Stock or the holders thereof.
          (f) For so long as any shares of Series B Stock issued on the Original Issue Date of Series B Stock remain outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series B Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections IV.7(f)(i) and IV.7(f)(ii), whether directly or indirectly, by means of merger, consolidation, reorganization or otherwise, other than a Liquidation or Sale of the Corporation.
               (i) Change the Series B Stock. Materially amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series B Stock.
               (ii) Payment on Junior Securities. Declare or pay any dividends or other distributions (other than Permitted Dividends and dividends declared and paid pursuant to Section IV.2(a)(iv)) or redeem, purchase or acquire any shares of Series A1 Stock or common stock other than (A) the purchase or redemption of shares of common stock held by former employees of the Corporation, excluding Stephen T. Winn, up to an aggregate of $2,000,000, provided, that such purchase occurs within one hundred and twenty (120) days of the date on which such employee’s employment with the Corporation ceased or (B) as otherwise described herein.
          (g) For so long as at least 750,000 shares of Series C Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations,

conversion price adjustments and similar changes hereafter effected) remain outstanding, the Corporation will not, whether directly or through any subsidiary, or indirectly, by means of merger, consolidation, reorganization or otherwise, other than a Liquidation or Sale of the Corporation, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series C Stock then outstanding, voting separately as a class, amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series C Stock or the holders thereof.
          (h) For so long as any shares of Series C Stock issued on the Original Issue Date of Series C Stock remain outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series C Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections IV.7(h)(i) and IV.7(h)(ii), whether directly or indirectly, by means of merger, consolidation, reorganization or otherwise, other than a Liquidation or Sale of the Corporation.
               (i) Change the Series C Stock. Materially amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series C Stock.
               (ii) Payment on Junior Securities. Declare or pay any dividends or other distributions (other than Permitted Dividends and dividends declared and paid pursuant to Section IV.2(a)(iv)) or redeem, purchase or acquire any shares of Series A1 Stock or common stock other than (A) the purchase or redemption of shares of common stock held by former employees of the Corporation, excluding Stephen T. Winn, up to an aggregate of $2,000,000, provided, that such purchase occurs within one hundred and twenty (120) days of the date on which such employee’s employment with the Corporation ceased or (B) as otherwise described herein.
          (i) Notwithstanding anything contained in this Section IV.7 to the contrary: (i) the written consent or affirmative vote of holders of at least a majority of the shares of Series A Stock or Series A1 Stock, respectively, will not be required pursuant to Section IV.7(a) or, upon the occurrence of an Event of Default, Section IV.7(c) with respect to any issuance of capital stock or debt to the extent that the net proceeds of such issuance are used to redeem outstanding Series A Stock in accordance with the terms of this Certificate of Incorporation; (ii) the written consent or affirmative vote of holders of at least a majority of the shares of Series A1 Stock will not be required pursuant to Section IV.7(c) with respect to any issuance of capital stock or debt to the extent that net proceeds of such issuance are used to redeem all outstanding Series A1 Stock; (iii) the written consent or affirmative vote of holders of at least a majority of the shares of Series B Stock will not be required pursuant to Section IV.7(f) with respect to any actions set forth in Section IV.7(f)(ii) to the extent that the Corporation has obtained the written consent or affirmative vote of holders of at least a majority of the shares of Series A Stock with respect to such actions; (iv) the written consent or affirmative vote of holders of at least a majority of the shares of Series C Stock will not be required pursuant to Section IV.7(h) with respect to any actions set forth in Section IV.7(h)(ii) to the extent that the

Corporation has obtained the written consent or affirmative vote of holders of at least a majority of the shares of Series A Stock with respect to such actions; (v) the written consent or affirmative vote of holders of at least a majority of the shares of Series B Stock will not be required pursuant to Section IV.7(e) or Section IV.7(f) with respect to any amendment, alteration or change to the Certificate of Incorporation of the Corporation or the Bylaws of the Corporation (including, without limitation, any amendment, alteration or change that materially amends, alters, repeals, impairs or changes, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series B Stock), provided that the amendment, alteration or change does not adversely affect any right, preference, privilege or voting power of the Series B Stock in a different manner than any other series of Preferred Stock; and (vi) the written consent or affirmative vote of holders of at least a majority of the shares of Series C Stock will not be required pursuant to Section IV.7(g) or Section IV.7(h) with respect to any amendment, alteration or change to the Certificate of Incorporation of the Corporation or the Bylaws of the Corporation (including, without limitation, any amendment, alteration or change that materially amends, alters, repeals, impairs or changes, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series C Stock), provided that the amendment, alteration or change does not adversely affect any right, preference, privilege or voting power of the Series C Stock in a different manner than any other series of Preferred Stock.
     7A. Special Voting Provisions. Notwithstanding anything to the contrary contained in this Certificate of Incorporation:
          (a) The Corporation shall not amend any right, privilege, preference or voting right of the Series A Stock (including by merger, consolidation or another transaction, except as provided in clause (c) below) so as to adversely affect the holders of Series A Stock and the Series A Stock will not be converted into common stock pursuant to Section IV.4(a)(ii) of this Certificate of Incorporation without (i) the written consent of the holders of 90% of the then outstanding Series A Stock or, (ii) solely if Advance Capital Partners, L.P. and Advance Capital Offshore Partners, L.P. in the aggregate have transferred to persons or entities other than Affiliates thereof more than 60% of the shares of the Corporation’s capital stock held by them as of January 15, 2004 (as adjusted for any combinations, divisions or similar recapitalizations), the approval of all of the directors elected by the holders of Series A Stock, except that any such amendment or conversion shall require the consent of the holders of a majority of the Series A Stock (rather than the 90% requirement stated above) if such amendment or conversion is effected in connection with (a) an issuance of equity or debt securities of the Corporation or (b) an initial public offering of the equity securities of the Corporation or, (c) subject to Section IV.7A(b) below, a merger, consolidation, combination, acquisition or similar transaction with a third party that is not an Affiliate of the Corporation, in each case, so long as the Apax Persons do not participate, individually or collectively, except as holders of Series A Stock, in such issuance, initial public offering or merger, consolidation, combination, acquisition or similar transaction. An amendment which increases the authorized number of shares of preferred or common stock shall not be deemed to adversely affect any of the rights, privileges, preferences or voting rights of the Series A Stock.

          (b) Without the written consent of the holders of 90% of the then outstanding Series A Stock, the Corporation shall not enter into any merger, consolidation, combination, acquisition (if in connection with or contemplation of such acquisition any action is taken that would (i) adversely affect any right, privilege, preference or voting right of the Series A Stock (including, without limitation, a conversion of the Series A Stock) or (ii) require a vote of any holders of any of the Corporation’s capital stock (or any class or series thereof) other than pursuant to Section IV.7 of this Certificate of Incorporation, whether such vote is required pursuant to law, this Certificate of Incorporation or otherwise) or similar transaction with any person or entity if any Apax Person holds any debt or equity securities of such person or entity or any of such person’s or entity’s Affiliates.
          (c) “Apax Person” shall mean each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V., Patricof Private Investment Club III, L.P., each of their respective Affiliates and each respective successor and assign of each of the foregoing. An “Affiliate” of a person or entity is any other person or entity that, directly or indirectly, controls or manages, is controlled or managed by, or is under common control or management with the first person or entity, whether through ownership of equity interests, by contract or otherwise. In an issuance of securities by the Corporation, the purchase by Apax Persons, pursuant to their rights as holders of Series A Stock, in the aggregate of a percentage of securities issued in such transaction equal to or less than the percentage of all equity securities of the Corporation (determined on a fully-diluted basis but only including options or warrants which are then currently exercisable) represented by the shares of Series A Stock held by all Apax Persons and the repayment in cash from the proceeds of any transaction of any debt of the Corporation held by an Apax Person shall not mean that the Apax Persons participated, individually or collectively, except as holders of Series A Stock in such issuance.
          (d) If the Corporation offers any Apax Person, and such Apax Person accepts, the opportunity to exchange its Series A Stock for another security of the Corporation, the Corporation will offer in writing at least 20 days prior to the date of such exchange (an “Exchange Notice”) all holders of Series A Stock the opportunity to exchange their Series A Stock at the same time and on the same terms. If such exchange offer is conditioned upon the holders of Series A Stock making an additional cash investment in the Corporation but a holder of Series A Stock does not elect to make such additional cash investment, then such holder may use the value (as defined below) of its Series A Stock at such time to purchase the security offered in the exchange at the price of the issued security established by the Corporation. As used herein, “value” means the value per share of Series A Stock determined in good faith by the directors who do not have an interest in such exchange transaction who shall in connection with such exchange offer determine the value of the Corporation prior to such exchange offer on a going concern basis and then determining the amount that the Series A Stock would receive in a liquidation at such value. The price of the new security to be issued in the exchange shall be determined by adding to such Series A Stock value the amount of cash to be paid. Any shares of Series A Stock not exchanged within 90 days of the Exchange Notice shall not be exchanged without the distribution of a new Exchange Notice and further compliance with the terms of this Section IV.7A(d).

          (e) The provisions of Section IV.7A of this Certificate of Incorporation may not be amended without the written consent of the holders of 90% of the Series A Stock then outstanding.
     8. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than with respect to dividends declared and paid pursuant to Section IV.2(a)(iv)), or (ii) any acquisition, or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into, any other corporation, or any Liquidation, or any other action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Stock as set forth herein, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, Liquidation, or other action is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of common stock (or other securities) shall be entitled to exchange their shares of common stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, Liquidation, or other action. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Stock. The notice provisions set forth in this Section 8 may be shortened or waived prospectively or retrospectively by the written consent or affirmative vote of holders of at least a majority of the shares of Preferred Stock then outstanding, voting together as a single class.
     9. Tax Treatment. The Corporation shall not treat accrued and unpaid Dividends as “dividends” under Sections 301 or 305 of the Internal Revenue Code until such time as the Dividends are actually paid in cash or converted into shares of common stock.
     10. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Preferred Stock shall be canceled, retired and eliminated from the shares of Preferred Stock which the Corporation shall be authorized to issue. Any such shares of Preferred Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated series and may be redesignated and reissued in any series other than as Preferred Stock.
ARTICLE V
     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board”) of the Corporation. The number of directors constituting the Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, provided that such number shall be no less than one.
ARTICLE VI
     To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII
     To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors and officers and may provide indemnification of (and advancement of expenses to) employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of any of the preceding sentence, by amendment of such sentence or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such repeal or modification.
ARTICLE VIII
     In the event that a director of the Corporation who is also a partner or employee of a holder of Preferred Stock or common stock or an entity affiliated with a holder of Preferred Stock or common stock (including a management company providing investment or other management services to a holder of Preferred Stock or common stock) acquires knowledge of a matter in such person’s capacity as a partner or employee of such holder of Preferred Stock or common stock or an entity affiliated with such holder of Preferred Stock or common stock (and other than in connection with such person’s capacity as a director of the Corporation) and such matter may be a corporate opportunity for both the Corporation and such holder of Preferred Stock or common stock, such person shall to the fullest extent permitted by law be considered to have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such matter constituted a corporate opportunity that should have been presented to or reserved for the benefit of the Corporation.
ARTICLE IX
     The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE X
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend and repeal the Bylaws.
ARTICLE XI
     The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
(Signature Page Follows)

     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on April 12, 2010.

/s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer

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